Wealthfront Inc.

WFAS LLC

Code of Ethics

October 24, 2017

I.    INTRODUCTION

The Code of Ethics applies to each Employee of Wealthfront and WFAS. Promptly upon being hired and within 30 days after the end of the year, each Employee must certify that they have received, understood and complied with the Code. Each Employee must promptly acknowledge that they have received the Code each time it has been amended.

You may be subject to additional or specific provisions of FINRA or MSMRB rules if you are registered with FINRA because of your work with Wealthfront Brokerage Corporation (“WBC”) in addition to being an Employee of Wealthfront. Those FINRA or MSRB provisions are not requirements if you are not registered with FINRA or the MSRB.

See Section IX for definitions of capitalized terms. Please consult the Company’s CCO or the Company’s General Counsel if you have any questions.

II.	STANDARDS OF BUSINESS CONDUCT

Fiduciary Duty and General Standards of Business Conduct

The Company owes to its clients a fiduciary duty, which includes both a duty of care and a duty of loyalty. Collectively these duties require the Company to act in the best interest of its clients, and to provide full and fair disclosure of material facts and conflicts of interest. Similarly, Employees must always place the interests of Wealthfront clients first. Therefore, the following general standards of conduct apply to all Employees but are not the exclusive or exhaustive statement of standards of conduct with which all such Employees must comply and Employees must:

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•	Comply with all applicable U.S. federal and state securities laws;

•	Avoid any actual or potential conflict of interest or any situation that has the appearance of a conflict of interest or impropriety;

•	Avoid any abuse of a position of trust and responsibility;

•	Keep information concerning the identity of security holdings and financial circumstances of the Company’s clients confidential;

•	Conduct personal securities transactions in a manner consistent with the Code and consistent with client interests;

•	Never engage in any act, transaction, practice, or course of business which would operate as a fraud or deceit;

•	Behave and act in a way that protects the Company’s reputation; and

•	Report any violations of the Code or applicable laws by the Company or any Employee in respect of the Company’s business to the Company’s CCO (see Section VIII below).

Also, if you are registered with FINRA, you must abide by FINRA and MSRB rules.

Certain Prohibited Actions in Relation to a Fund

The Company may serve as investment adviser to an investment company registered with the SEC under the 1940 Act or for which a Company affiliate serves as principal underwriter (each such registered investment company, a “Fund”). If so, certain additional conduct standards apply. Under Rule 17j-1 under the 1940 Act, the Company and any affiliated person of Company (including any Employee), in connection with the purchase or sale, directly or indirectly, of a “Security Held or to be Acquired by a Fund”1 by the Company or the affiliated person of the Company, are prohibited from:

•	Employing any device, scheme or artifice to defraud the Fund;

•	Making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

1  Essentially, a security that the Fund held or either the Fund or the Company purchased or sold or considered or either purchase or sale in the period 15 days before and after the Company’s or your personal security transaction in that security. See the exact definition in Section IX.

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•	Engaging in any manipulative practice with respect to the Fund.

Advisory Agreements

The Company may enter into only the standard Company-approved investment advisory agreements. Contact both the Company’s CCO and General Counsel for guidance, if you are considering a non-standard account for which the standard Company-approved agreement does not meet the needs of the account.

Misrepresentations

The Company prohibits Employees from making any misrepresentation relating to the Company’s business or operations, including the qualifications of the Company, its representatives or employees, the nature of the advisory services being offered, the fees charged for such services, and any other misrepresentation by what is said or omitted to a client or prospective client.

No Guarantees to Clients

The Company prohibits Employees from making any guarantee to any client that specific performance will be achieved because of the advice rendered by the Company.

Front-Running

Front-running involves your intentional placement of your personal security order “in front” of clients’ orders to buy or sell the same security to get a better price than the client or to avoid a loss. The Company prohibits you from front-running.

Trading Errors

If you become aware that a trade has been mistakenly executed or not executed for any client or group of clients you must promptly notify compliance@wealthfront.com with a general description of what you understand happened.

Falsification of Records

You may not ever falsify any information on Wealthfront’s records, any information pertaining to a client’s account, or regarding a trading error.

Advertisements

If you are involved in developing copy for Company advertising, you are required to submit all advertisements for review by the Company’s CCO or designee before publishing, circulating, or

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distributing in accordance with the Company’s Advertising and Marketing Compliance Policies and Procedures. “Advertising” includes any materials circulated to more than one person.

Changes in Personal or Disciplinary Information

You must immediately notify the Company’s CCO and / or General Counsel, or their designees, upon notice of any legal or disciplinary action of any type, including any civil or criminal proceeding or any administrative proceeding before the Securities and Exchange Commission (the “SEC”), FINRA, or any other regulatory agency.

There are many stages of notification prior to bringing any action against you by a governmental or regulatory agency. You should consult with the Company’s CCO, the General Counsel, or their designees immediately if you are uncertain as to whether something is required to be disclosed.

Registered Person Requirement:

If you are a “registered person” of WBC, i.e., an Employee of WBC who is registered with FINRA and whose license is carried by FINRA, or an investment adviser representative of the Company, it is your obligation to ensure that all information on your Form U4 is at all times current and accurate. You have 30 calendar days to amend your Form U4 if there is a change in information such as your address, recognized designation, or outside business activity.

There are certain disclosures that you are required to make and keep updated under strict time requirements. Examples of those disclosures are financial liens and judgments, bankruptcies, certain criminal charges, and regulatory actions. The late disclosure fee is very expensive. It is

$100 for the first day a form filing is late and $25 for each subsequent day, up to a maximum of

$1,575. There are some disclosures that require updating upon first notice, change of status, and final disposition. Please contact compliance@wealthfront.com if an event happens that may require disclosure so you can be advised on what, if anything, needs to be disclosed and when.

Outside Activities

An “Outside Activity” is any business or personal activity or affiliation, whether compensated or not, that is outside the scope of your employment with the Company, e.g., for another entity.

Certain Outside Activities may interfere with the performance of your duties to the Company, its clients, and may cause actual or perceived conflicts. You are required to submit a completed Outside Activities preclearance request prior to engaging in any Outside Activities.

You may not be allowed to engage in Outside Activities that relate to Wealthfront’s advisory business or the securities industry, generally. Examples of outside activities that might require preclearance would be serving on a board, volunteer political fund raising activities, or being part of an investment club.

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Please consult with the Company’s CCO or the CCO’s designee if you have any questions or concerns about an Outside Activities.

Registered Person Requirement:

If you are a registered person of WBC, you may not be an employee, independent contractor, sole proprietor, officer, director or partner of another person, or be compensated, or have the reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of the relationship with WBC, unless you have provided prior written notice to WBC’s CCO. The Outside Activities pre-clearance request meets this requirement.

Passive investments and certain other activities are exempted from this requirement, but may have other implications that you should discuss with the Company’s CCO or the CCO’s designee.

Please contact the Company’s CCO if you have any questions about an investment or activity to get clarification.

Borrowing from / Lending to Clients Money or Securities

You are prohibited from borrowing from or lending money or securities to a Company client, other than a client to whom you are related, have a close personal relationship with, or a Company client who is a fellow employee of the Company because of the appearance of or actual conflict of interest. You should consult with the Company’s CCO or designee, if you are contemplating borrowing from or lending money to someone who is also a Company client.

Registered Person Requirement:

If you are a registered person of WBC, you may only borrow money from or lend money to a Company client when the borrowing or lending arrangement meets one of the following conditions and you give prior written notice to the WBC CCO and get such CCO’s written approval:

1.	The client is a member of your Immediate Family;

2.	The client (i) is a financial institution regularly engaged in the business of providing credit, financing, or loans, or other entity or person that regularly arranges or extends credit in the ordinary course of business and (ii) is acting in the course of such business;

3.	The client and you are both registered persons of WBC;

4.	The lending arrangement is based on a personal relationship with the Company client, such that the loan would not have been solicited, offered, or given had the Company client and you not maintained a relationship outside of the broker-client relationship; or

5.	The lending arrangement is based on a business relationship outside of the broker-client relationship.
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Condition 1 does not require notification or approval of the Company’s or WBC CCO.

Condition 2 does not require notification or approval of the Company’s or WBC CCO if the loan was made on commercial terms that the client generally makes available to members of the general public similarly situated as to need, purpose and creditworthiness.

The notification and approval requirements applicable to conditions 3, 4, and 5 can be met by sending an email to compliance@wealthfront.com describing the loan arrangement and parties involved. The loan arrangement will be reasonably promptly approved or denied with an email response.

Gifts and Entertainment

You are prohibited from giving, soliciting or obtaining gifts that are more than de minimis value from a Company client or business contact because of the appearance of, or actual conflict of interest. De minimis value in this context is generally defined as a $100 or less. A business contact includes any person, entity, or vendor who the Company does business with or is seeking to do business with. The Code does not include Company clients and business contacts to whom you are related or have a close relationship.

Gifts given or received are required to be appropriate, i.e., not in the form of cash or cash equivalents and not in the form of a discount or rebate on goods that are not generally available to the public. Gifts given must be of a type that could properly be classified as a business expense.

Gifts are distinguishable from business entertainment. You may participate in an entertainment event if it is reasonable and appropriate. Examples of this would include when the individual who invited you hosts you or if the entertainment has a legitimate business purpose, such as entertainment connected with a business seminar or training, or complimentary entertainment at a reasonable venue with the giver hosting. Examples of what does not constitute appropriate business entertainment include extravagant entertainment venues, paid trips with no connection to seminars or training, and entertainment at an inappropriate venue. Note that it would be considered a gift if you give or receive tickets to an entertainment event without a host.

You are prohibited from offering gifts or business entertainment to any government officials or their immediate family members. You should consult with the Company’s CCO, General Counsel, or their respective designee, if you are contemplating giving or accepting gifts that might create or appear to create a conflict or have any questions concerning the Code. The CCO, in his or her discretion, also has the authority to require that inappropriate gifts be returned to the provider or that an inappropriate entertainment expense be repaid by the Employee. See also the text under the heading “Political Activities and Contributions” below and Exhibit A hereto, the Company’s Political Activities and Contributions Policy (the Political Contributions Policy”), or which also can be found here.

Registered Person Requirement:

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If you are a registered person of WBC, you cannot, directly or indirectly, give or permit to be given anything of value, including gratuities, in excess of $100 per individual per year to any person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. A gift of any kind is considered a gratuity.

Any gifts of any size of the type described in the above paragraph must be reported to compliance@wealthfront.com.

Political Activities and Contributions

Because you work for the Company, you are subject to the Company’s Political Contributions Policy, which is attached to the Code as Exhibit A or can be found here. Under the Political Contributions Policy, if you are a so-called “Covered Associate,”2 there are some serious and significant limitations on your ability and the ability of your spouse and dependent children to make political contributions to certain government officials or to political action committees (“PACs”) supporting their campaigns, or to engage in activities in support of certain candidates for office on Company time or using Company resources.

With certain limited exceptions, if you are a Covered Associate, you, your spouse and your dependent children must get pre-approval from the Company’s CCO before making any political contributions (including cash and in-kind contributions), or before engaging in activities on behalf of certain candidates for office, or PACs supporting their campaigns. You can apply for pre-approval by either submitting a pre-clearance request on the Company’s electronic compliance system (the “Compliance System”) or, if the Compliance System is not available, by submitting to the CCO or his designee a written pre-approval request in the form attached to the Political Contributions Policy as Exhibit A. Your spouse and dependent children can apply for pre-approval from the CCO by submitting to the CCO or his designee a pre-clearance request using the same form.

Anti-Bribery and Anti-Corruption

The Company is subject to the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), all other applicable anti-bribery and anti-corruption laws, and the USA PATRIOT Act. The FCPA makes it illegal for U.S. citizens and the Company, its officers, directors, employees and agents, and any stockholders acting on its behalf, to bribe foreign officials.

Company personnel are required to conduct business legally and ethically in foreign jurisdictions. Improper gifts, payments or offerings of anything of value to foreign officials could jeopardize Wealthfront’s growth and reputation. The use of Company funds or assets for any such unlawful, improper or unethical purpose is strictly prohibited. Specifically, you are prohibited from gift giving and business entertainment for any foreign company, official, or person without prior written approval from the Company’s CCO or General Counsel. Any

2  A Covered Associate essentially is an executive officer of, or someone who solicits state governmental entities for, the Company. See Section IX for the exact definition.

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questions regarding the Code should be directed to the Company’s CCO or the General Counsel or their respective designees.

III.	PERSONAL SECURITIES TRADING

This Section III applies to all “Access Persons” of the Company or of a Fund,3 including Wealthfront’s Chief Investment Officer.

Access Persons

In general, Access Persons are Employees who have access to nonpublic information regarding the Company’s clients' purchases or sales of securities (or non-public information regarding the portfolio holdings of Funds), are involved in making securities recommendations to clients or who have access to such recommendations that are nonpublic. Because most Employees may have electronic access to Company or Fund account trades and holdings, the Company currently has presumed that all Employees are Access Persons of the Company and of each Fund.

Reportable Securities

If you are an Access Person of the Company or of a Fund, both you and the Company have a fiduciary obligation to make certain that your personal securities trading in “Reportable Securities” 4 does not conflict with the interests of the Company’s clients or violate other rules and regulations.

If you are a registered person of WBC, there are additional requirements and / or restrictions that are incorporated as applicable in each section below.

Personal Trading Accounts

For all reporting requirements that follow, each Access Person is responsible for reporting on behalf all Immediate Family members.

If you are an Access Person of the Company or of a Fund, a “Personal Trading Account” under the Code means any brokerage, advisory or other financial firm securities-related account in which you have “beneficial ownership” 5 of securities other than:

•	An account over which you have no direct or indirect influence or control (e.g., an account managed by an investment advisory having full investment discretion such as a WBC brokerage account managed by Wealthfront), or

3  See definitions in Section IX. 4 See definitions in Section IX. 5 See definitions in Section IX.

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•	An “automatic investment plan,” which is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

IMPORTANT: Applicable law defines “beneficial ownership” very broadly, and the term includes direct or indirect ownership of securities by an Access Person and the Access Person’s Immediate Family,6 i.e., basically anyone family member living in an Access Person’s household. So, Personal Trading Accounts include any brokerage, advisory or other financial firm securities-related accounts of any Immediate Family.

Personal Securities Holdings and Transactions Reporting

Access Person Initial, New, and Revised Account Holdings Reporting

If you are an Access Person of the Company or of a Fund, you must report in the Compliance System:

•	Within 10 calendar days of becoming such an Access Person:

o	Each of your Personal Trading Accounts (which include the Personal Trading Accounts of Immediate Family members), and

o	Your and your Immediate Family member’s holdings of Reportable Securities as of a date not more than 45 days prior to the date that you became an Access Person (“Initial Holdings Report”).

•	If you or an Immediate Family member open a new Personal Trading Account, within 10 calendar days of your or their opening such new Account, the Account, the date you or they opened the Account and an Initial Holdings Report for such new Account.

•	Promptly any updated and corrected information if the information regarding your or their Personal Trading Account, Initial Holdings Report or other holdings report that you previously submitted pursuant to this Section III becomes inaccurate or incomplete.

Each such holdings report must contain the information set forth in Exhibit B with respect to each Reportable Security, and the Compliance System will ask you to either confirm or fill in such information.

Duplicate Confirmations and Statements

If you are an Access Person of the Company or a Fund, you must either:

6	See definitions in Section IX.
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•	Contact (and your Immediate Family member must contact) each brokerage or other financial firm at which you hold, or your Immediate Family member holds, a Personal Trading Account and authorize that firm to send duplicate confirmations and quarterly statements directly to Wealthfront care of the Wealthfront CCO (this will greatly reduce the amount of manual data entry required for you to comply with this Section III); or

•	Manually enter into the Compliance System the foregoing reports and information as well as the reports and information required as described below under the headings “Quarterly Transactions Reports and Certifications” and “Annual Securities Holdings Reports and Certifications.”

If you and your Immediate Family member choose to arrange for duplicate confirmations and quarterly statements, please contact compliance@wealthfront.com for a form letter you or your Immediate Family member can use for this purpose. Your and your Immediate Family member’s brokerage firm will then send paper confirmations and statements to Wealthfront or if the brokerage firm offers this service, the brokerage firm will send an electronic feed to the Compliance System. You and your Immediate Family member are strongly encouraged to use firms with an electronic feed because it will significantly reduce the number and frequency of your required compliance steps.

Quarterly Transactions Reports and Certifications

Shortly after the end of each calendar quarter, you will receive from the Compliance System your and your Immediate Family member’s quarterly personal securities transaction report reflecting your and their personal securities transactions in Reportable Securities for the quarter just ended (“Quarterly Transactions Report”), together with certification request.

If your Quarterly Transactions Report is accurate and complete, you must make in the Compliance System the confirmations and certifications specified in Exhibit B. However, if any portion of your Quarterly Transaction Report is not accurate or complete, you must correct any inaccurate information and add any missing information and then make in the Compliance System the confirmations and certifications specified in Exhibit B.

For your personal securities transactions in your Personal Trading Accounts that (i) are not a custodial account at a bank, broker-dealer, or transfer agent, or (ii) do not have an electronic feed to the Compliance System, you must in the Compliance System add any missing Personal Trading Accounts, any missing personal securities transactions and make the confirmations and certifications specified in Exhibit B.

Annual Holdings Reports and Certifications

Within 30 days after the end of each calendar year, you will receive from the Compliance System you’re your Immediate Family member’s annual personal holdings report reflecting your and each of your Immediate Family member’s holdings of Reportable Securities (“Annual Holdings Report”), together with a certification request. If your Annual Holdings Report is accurate and complete, you must make in the Compliance System the confirmations and certifications specified

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in Exhibit B. However, if any portion of your Annual Holdings Report is not accurate or complete, you must correct any inaccurate information and add any missing information and then make in the Compliance System the confirmations and certifications specified in Exhibit B.

For your holdings of Reportable Securities in Personal Trading Accounts that are not a custodial account at a bank, broker-dealer, or transfer agent, or do not have an electronic feed to the compliance system, you must add any missing Personal Trading Accounts and any missing personal holdings of Reportable Securities in the Compliance System and make the confirmations and certifications specified in Exhibit B.

Pre-Clearance of Access Person Personal Securities Transactions

Preclearance Required for All Personal Securities Transactions:

If you are an Access Person of the Company or of a Fund, you generally are permitted to invest in any publicly available investment and most Limited Offerings.7 However, Access Persons must submit all of their and their Immediate Family members’ proposed securities transactions in Reportable Securities for recording and pre-clearance in the Compliance System.

As described below, the Compliance System provides automated, rules-based review and approval of pre-clearance requests of Reportable Securities transactions in Personal Trading Accounts, except for transactions meeting the criteria below, which will be escalated for Compliance review:

•	BUY and SELL transactions in securities of issuers (“Selling Plan Securities”) covered by Wealthfront’s Selling Plan (“Selling Plan”).

•	BUY and SELL transactions in Limited Offerings, including private equity securities and private investment funds.

•	BUY and SELL transactions in Funds.

•	BUY and SELL transactions securities for more than 25,000 shares in small cap issuers, i.e., issuers whose market capitalization (i.e., securities price multiplied by the number of outstanding shares of the security) is less than $5 billion dollars; or

•	BUY transactions in IPOs.8 Note: that under FINRA rules, registered persons of WBC are prohibited from purchasing securities in IPOs, and the Compliance System automatically will reject requests for purchases of IPO securities by registered persons and their Immediate Family members.

7	See definitions in Section IX.
8	See definitions in Section IX.
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In addition, if you are a registered person of WBC, you are subject to very strict rules covering Limited Offerings. If you have any questions about whether an account or investment is in the scope of the Code, contact the Company’s CCO or the Company CCO’s designee.

IPOs and Limited Offerings:

The Company’s CCO, or the Company’s CCO’s designee, will review and consider approving, if appropriate, your pre-clearance request for the purchase or sale of IPOs, Limited Offerings or Selling Plan Securities if it appears upon reasonable inquiry and investigation such investment presents no reasonable likelihood of conflict or harm to any Company client. All pre-cleared trades must be executed by the end of the trading day when approval is given. If your trade is not executed by the end of the day, you must submit another Pre-Clearance Request.

Selling Plan Securities:

You are required to participate in Wealthfront’s Selling Plan if you or any of your Immediate Family members wish to sell Selling Plan Securities in lot sizes that exceed 1,000 shares or

$10,000 in value. If must participate in Selling Plan, you or your Immediate Family member must transfer your or their Selling Plan Securities to a WBC account managed by Wealthfront.

If you or your Immediate Family member are not participating or required to participate in the Selling Plan, you may trade in Selling Plan Securities, including any option to purchase or sell, and any security convertible into or exchangeable for any Selling Plan Securities, if the trade is cleared by Compliance after submission for pre-clearance to the Compliance System.

However, if a member of your Immediate Family or other account owner with a beneficial interest in your account is employed by a Selling Plan Security issuer, you will not be granted permission to trade Selling Plan Securities in your account during a Selling Plan Security issuer’s blackout periods.

•	If your Selling Plan Security trade is for $25,000 or less and the market capitalization of the Selling Plan Security issuer is over $5 billion, you must still submit your trade for pre-clearance, but it will likely be approved because companies of that size typically have sufficient daily trading volume so that your trade will not affect the price of the Selling Plan Security.

•	If your Selling Plan Security trade is for $25,000 or less and the market capitalization of the Selling Plan Security issuer is below $5 billion, and your trade must be placed after 12:30 PM ET, you must still submit your trade for pre-clearance, but it will likely be approved because all Selling Plan client transaction will have been completed by 12:30 PM ET.

A Selling Plan Security issuer may impose a non-standard trading blackout window for its employees from time to time due to developments that may be material and nonpublic. If you become aware of a Selling Plan issuer’s non-standard trading blackout window, you are prohibited from trading in that Selling Plan issuer’s securities during the non-standard blackout window, and you must promptly report the non-standard blackout window to the Company’s

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CCO or designee. If Wealthfront knows about a Selling Plan issuer’s non-standard trading blackout window, the Compliance System and the CCO will not approve any pre-clearance requests, and you are prohibited from trading that Selling Plan issuer’s securities during the ban. Wealthfront deems the existence and duration of a Selling Plan issuer’s non-standard blackout window to be material non-public information for purposes of Wealthfront’s insider trading policies and procedures set forth in the Code. You must keep all information about a Selling Plan issuer’s non-standard blackout window strictly confidential. You must not use any such information for any purpose other than for conducting Wealthfront’s business, including not using such information for any personal gain, including personal securities trading.

Current Selling Plan Security issuers are listed at this link.

General Prohibition on Trading While in Possession of Material Nonpublic Information:

Finally, you even if a trade is not restricted by any other trading limitations, you may not trade in any securities if you are aware of material nonpublic information about that issuer. See Section

IV.  “Insider Trading Policy” below and the Company’s Insider Trading Policy attached as Exhibit C.

Compliance Review of Personal Securities Reports and Certifications

The Wealthfront Compliance Management system automatically monitors Personal Trading Accounts for transactions in Reportable Securities. Transactions for which there is not also a corresponding pre-clearance request and approval will create an exception report and be escalated to Compliance for review. The Company reminds Access Persons of their responsibility to seek pre-clearance for all Reportable Securities transactions in Personal Trading Accounts as part of the Code. You may be required to provide an explanation and/or correct your report and certification if the CCO determines that there are any discrepancies.

IV.	INSIDER TRADING POLICY

The Company has adopted its Insider Trading Policy, which is set forth as Exhibit C hereto and which establishes and enforces written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information, more commonly called “inside information,” by any person associated with the Company. The Insider Trading Policy includes education and training on the regulations and restrictions. Although the laws regarding insider trading are complex, in general, once a person obtains material, nonpublic information, he or she may not:

•	Trade on material, nonpublic information;

•	Communicate to another person (aka “tip”) material, nonpublic information;

•	Recommend the purchase or sale of a security on the basis of such information; or
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•	Assist someone who is engaged in the activities listed above.

V.	CONFIDENTIAL INFORMATION

You and the Company have a fiduciary obligation to the Company’s clients to protect the confidentiality of all proprietary, sensitive, or confidential information provided to or shared with the Company.

Disclosure of Client Information

The Company is a fiduciary for its clients. Because of this relationship, you will regularly obtain access to confidential client information, including the identity of the client. You are prohibited from disclosing any client information to any person, except (i) upon and in accordance with the prior express written consent or instruction of the client, (ii) if the information is required to be disclosed pursuant to any law or any lawful judicial or governmental request, requirement, regulation or order or by the rules of any stock exchange, or (iii) in accordance with SEC Regulation S-P, in each case with the express prior written approval from the CCO, the Chief Security Officer or the General Counsel. This prohibition governs all disclosures, including disclosures made pursuant to the Company’s “advertisements.” Also, Wealthfront’s Proprietary Data and Privacy Policy addresses the confidentiality of client information.

Confidential Information Defined

Confidential or sensitive information includes, among other things:

1.	The name of the client. Except for appropriate business purposes, the Company will not divulge or use its clients’ names without their consent;
2.	Any personally identifying information, such as account numbers, tax identification numbers, and dates of birth;
3.	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a client’s portfolio;
4.	Any information privately given to an Employee that, if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Company or (ii) embarrass or harm the client or the Company.

Given the breadth of the above, all information that you obtain through the Company should be considered confidential unless that information is specifically available to the public.

Use and Treatment of Confidential Information

Confidential information from any source may only be used in the context of the Employee’s duties with the Company. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Trading Account, including shares of

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Selling Plan Securities. The Company encourages you to be aware of and sensitive to your treatment of confidential information.

The Company prohibits you from discussing such information unless necessary as part of your duties and responsibilities to the Company. Furthermore, the Company requires that you take precautions to avoid storing confidential information in plain view in public areas of the Company’s facilities, and requires that you remove confidential information from conference rooms, reception areas, and other areas where it may be seen by third parties. Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains, or airplanes, where such information may be overheard.

Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee of the Company.

VI.	RECORDKEEPING

The Company must, at its principal place of business, maintain records in respect of the Code in the manner and to the extent set out in Exhibit D, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination.

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VII.	VIOLATIONS REPORTING POLICY

While the Wealthfront Board Directors (the “Board”) and the Company’s executive officers (the “Officers”) ultimately have supervisory responsibility and authority over the Company’s business, they realistically cannot stop or remedy misconduct unless they know about it.

Accordingly, all Employees are not only expected to, but are required to report their concerns about potential or actual violations of applicable laws, rules and regulations (“Applicable Law”) or the Company’s policies and procedures, including of the Code or of Company accounting or audit matter policies and procedures, by the Company or any Employee (each a “Violation”) to the Company’s CCO and General Counsel without fear of retaliation.

Violations Report

Any Employee may report a Violation (each a “Violation Reporter”) by submitting a violation report form in the form of Exhibit E hereto (a “Violation Report”). By default, the Violation Reporter shall be deemed to have submitted a Violation Report anonymously unless the Violation Reporter affirmatively checks the box on the Violation Report that indicates the Violations Reporter does not wish to remain anonymous. The Violation Reporter shall submit all Violation Reports to the Company’s CCO and to the Company’s General Counsel. However, if the Violations described in the Violation Report pertain to the Company’s CCO or to the Company’s General Counsel, the Violation Reporter shall submit the Violation Report to the non-violating Company CCO or Company General Counsel, as the case may be, and also to an Officer other than the Company’s General Counsel.

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Responsibility of the Violation Reporter

To submit a Violation Report pursuant to this Section VII, a Violation Reporter must be acting in good faith and must have a reasonable belief that a Violation has occurred or is likely to have occurred.

Handling of Reported Violation

The Company CCO and Company General Counsel, or such combination of Company CCO, Company General Counsel or other Officer as the case may be (collectively, the “Investigators”), together with such other Employees, professionals (including attorneys and accountants), service providers, and experts as the Investigators determine as reasonably necessary or appropriate to assist the Investigators (who together with the Investigators constitute the ”Investigation Team”), shall commence and diligently pursue a reasonable investigation within a reasonable time after receiving the Violation Report with the goals of (i) reasonably determining the validity of the allegations of Violations described in the Violations Report and (ii) taking or causing Wealthfront to take reasonable steps to appropriately remediate the effects of any Violations, all within a reasonable length of time (the “Investigation”).

The Company and each of the Investigators and each member of the Investigation Team shall maintain the identity of the Violations Reporter strictly confidential, shall not disclose the identity of the Violation Reporter without the express prior consent of the Violation Reporter except as reasonably necessary to conduct the Investigation or to comply with a reasonable disclosure request of a court, governmental authority or agency (including the SEC, the Commodity Futures Trading Commission (the “CFTC”) or self-regulatory organization (including FINRA and National Futures Association (the “NFA”) having of competent jurisdiction (each an “Authorized Entity”). The Investigators shall reasonably attempt to communicate this Violations Reporting Policy to actual and potential Violations Reporters.

No Retaliation Policy

It is the Company’s policy that neither the Company nor any of its Employees may discharge, demote, suspend, threaten, harass, directly or indirectly, or in any other manner discriminate against a Violation Reporter in the terms and conditions of employment by the Company (each of the foregoing, “Retaliation”) because of any of the following lawful act done by the Violation Reporter (each a “Lawful Act”):

•      Submitting a Violation Report pursuant to this Section VII;

•	In providing information to an Authorized Entity in accordance with Applicable Law;

•      In initiating, testifying in, or assisting in any investigation or judicial or administrative action of an Authorized Entity based upon or related to such information; or

•      In making disclosures that are required or protected under Applicable Law.

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An Employee who engages in Retaliation against a Violation Reporter will be subject to disciplinary action, which may include termination of employment. A Company supervised person who believes s/he has been subject to Retaliation as a result of reporting a concern or making a complaint is to report such action to the Company’s CCO and to the Company’s General Counsel. However, if the Retaliation pertains to the Company’s CCO or to the Company’s General Counsel, the Violation Reporter shall report the Retaliation to the non- violating Company CCO or Company General Counsel, as the case may be, and also to an Officer other than the Company’s General Counsel.

If the Investigators jointly and reasonably determine as a result of the Investigation that the Report Violator did not act in good faith with a reasonable belief that a Violation has occurred or is likely to have occurred in submitting the Violation Report pursuant to this Section VII, including acting in bad faith or with malicious intent, the Company may subject the Violation Reporter to disciplinary action up to termination of the Submitter’s employment. Such disciplinary action shall not constitute Retaliation for Lawful Acts.

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VIII.	CHIEF COMPLIANCE OFFICER

The Company’s CCO is responsible for administering the Code and has the further responsibility to:

•	Review personal trading disclosures, reports and certifications required under the Code;

•	Identify any deficiencies or violations of the Code implicated by the materials reviewed; and

•	maintain the books and records required by the Advisers Act.

The Company’s CCO has the authority to exempt specific Employees or a group of Employees from any of the Company’s compliance policies or procedures set forth in the Code. The Company’s CCO will review written requests for exceptions and may grant them on a case-by- case basis if, in his or her judgment and discretion, the requested action will present minimal opportunity for abuse or harm to the Company’s clients.

IX.	DEFINITIONS

“1940 Act” means the Investment Company Act of 1940, as amended.

“Access Person” of the Company or of a Fund means, respectively, each Employee who (i) is an “access person” of the Company within the meaning of Rule 204A-1 under the Advisers Act or

(ii)  is an “access person’ of the Fund within the meaning of Rule 17j-1 under the 1940 Act, each with certain exceptions discussed in the next sentence. Notwithstanding the foregoing, each of the Wealthfront CCO and the WFAS CCO has determined that non-employee members of Wealthfront’s Advisory Board and non-employee members of Wealthfront’s Board of Directors,

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who do not suggest specific investment choices or have access to any proposed trades by Wealthfront or WFAS or other confidential Wealthfront or WFAS client holding information, are deemed not be Access Persons of Wealthfront, WFAS or a Fund.

“Advisers Act” means the Investment Advisers Act of 1940 as amended.

“CCO” means Chief Compliance Officer.

“Code” means this Code of Ethics that Wealthfront Inc. (“Wealthfront”) and WFAS LLC (“WFAS”) have each adopted pursuant Rule 204A-1 (“Rule 204A-1”) under the Advisers Act and Rule 17j-1 under the 1940 Act.

“Company” means either Wealthfront Inc. (“Wealthfront”) or its wholly-owned subsidiary, WFAS LLC (“WFAS”) or both as the context requires.

“Compliance System” means for reporting regarding the third quarter of 2017 and prior, Compliance Sci’s Personal Trading Control System or “PTCC,” and thereafter the Company’s BasisCode Compliance suite of compliance software.

“Covered Associate” of the Company means:

(i)                 Any general partner, managing member or executive officer, or other individual with a similar status or function;

(ii)               Any employee who Solicits a Government Entity for the Company and any person who supervises, directly or indirectly, such employee;

(iii)            Any political action committee controlled by the Company or by any person described in the immediately preceding paragraphs (i) and (ii) of this definition; and

(iv)	Any Covered Consultant.

“Covered Consultant” means, with respect to the Company and any of its registered investment advisory subsidiaries, a consultant who either (i) serves in a policy making function, (ii) is an independent contractor whose activities are controlled by the Company, and who Solicits a Government Entity for the Company, or supervises, directly or indirectly, another Covered Associate, or (iii) is a former executive officer of the Company or any of its investment advisory subsidiaries. Covered Consultants are generally those persons who are not employees but are contracted by the Company to conduct advisory activities. The CCO will notify each Covered Consultant of his or her status as such.

“Covered Security” for purposes of the Code means a “security” as defined in Section 2(a)(36) of the 1940 Act – which is virtually any kind of security - other than:

•	Direct obligations of the United States Government;
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•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
•	Shares issued by open-end registered investment companies (i.e., mutual funds) other than Funds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Employee” means herein with respect to Wealthfront and WFAS, respectively, a supervised person of Wealthfront or WFAS, respectively, and with respect to Wealthfront Brokerage Corporation (“WBC”), a wholly owned broker-dealer subsidiary of Wealthfront that is registered with the SEC and is a member of the Financial Industry Authority (“FINRA”), a person associated with WBC.

“FINRA” means the Financial Industry Regulatory Authority.

“Fund” means an investment company registered with the SEC under the 1940 Act for which the Company serves as investment adviser or for which a Company affiliate serves as principal underwriter.

“Government Entity” means any State or political subdivision of a State, including:

(i)                 Any agency, authority, or instrumentality of the State or political subdivision;

(ii)               A pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a State general fund;

(iii)	A Plan or Program of a Government Entity; and

(iv)             Officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Immediate Family” of an Access Person means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, and shall include adoptive relationships, of an Access Person who is living in the Access Person’s household.

“Initial public offering” or “IPO” means an offering of securities registered under the Securities Act , the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act as amended, pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to SEC Rules 504 or 506 of Regulations D.

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“MSRB” means the Municipal Securities Rulemaking Board.

“Person associated with WBC” or an “associated person with WBC” means any partner, officer, director, or branch manager of WBC (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with such broker or dealer, or any employee of such broker or dealer.

“Plan or Program of a Government Entity” means any participant-directed investment program or plan sponsored or established by a State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by section 529 of the Internal Revenue Code, a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code, or any similar program or plan.

“Reportable Security” means:

•	If neither Wealthfront nor WFAS advises a Fund, a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

o	Direct obligations of the Government of the United States;

o	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

o	Shares issued by money market funds;

o	Shares issued by open-end funds other than Funds; and

o	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Funds.

•	If either Wealthfront or WFAS advises a Fund, a Covered Security.

“SEC” means the United States Securities and Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Held or to be Acquired by a Fund” for purposes of the Code means:

•	Any Covered Security that, within the most recent 15 days:

•	Is or has been held by the Fund; or

•	Is being or has been considered by the Fund or the Company for purchase by the Fund; and
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•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the immediately preceding bulleted paragraph.

“Solicit” means:

(i)     With respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser; and

(ii)   With respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

“Supervised person” of Wealthfront or WFAS means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of Wealthfront or of WFAS, or other person who provides investment advice on behalf of Wealthfront or WFAS and is subject to the supervision and control of Wealthfront or WFAS, or any person who has an employment, lengthy consulting or similar relationship with Wealthfront WFAS or who the CCO of Wealthfront or of WFAS, respectively, advises in writing is a Supervised Person.

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Exhibits

A Political Activities and Contributions Policy B Access Person Reporting Requirements

C Insider Trading Policy D Recordkeeping

E Violation Report Form

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EXHIBIT B

WEALTHFRONT, INC. WFAS LLC

CODE OF ETHICS – ACCESS PERSON REPORTING REQUIREMENTS

October 24, 2017

Access Person Initial, New, and Revised Account Holdings Reporting

Each initial, new and revised holdings report must contain with respect to each Reportable Security:

•	Its title and type,

•	Its exchange ticker symbol or CUSIP number (as applicable),

•	The number of shares thereof, and

•	The principal amount thereof;

and also must contain the name of the broker, dealer or bank with which you or they maintain your or their Personal Trading Account; and the date on which you submitted the holdings report.

Quarterly Transactions Reports and Certifications

If your Quarterly Transactions Report is accurate and complete, you must confirm and certify in the Compliance System that:

•	The pre-populated transactions reflected in your certified Quarterly Transactions Report represent all of your personal securities transactions in Reportable Securities from the prior quarter, and

•	Your list of Personal Trading Accounts reflected in your certified Quarterly Transactions Report is accurate.

However, if any portion of your Quarterly Transaction Report is not accurate or complete, you must in the Compliance System:

•	Correct the inaccurate information, address any missing or incomplete information, and then:

•	Confirm and certify that:
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o	Your personal securities transactions as set forth in your revised certified Quarterly Transaction Report represent all of your personal securities transactions in Reportable Securities from the prior quarter, and

o	Your list of Personal Trading Accounts in your revised certified Quarterly Transactions Report is accurate.

For your personal securities transactions in your Personal Trading Accounts that (i) are not a custodial account at a bank, broker-dealer, or transfer agent, or (ii) do not have an electronic feed to the Compliance System, you must in the Compliance System:

•	Manually add any missing Personal Trading Accounts and any missing personal security transactions during the preceding calendar quarter to your Quarterly Personal Trading Report, and then you must:

•	Confirm and certify that:

o	Your manually entered personal securities transactions as set forth in your revised certified Quarterly Transaction Report represent all of your personal securities transactions in Reportable Securities from the prior quarter, and

o	Your list of Personal Trading Accounts in your revised certified Quarterly Transactions Report is accurate.

Annual Holdings Reports and Certifications

If your Annual Holdings Report is accurate and complete, you must confirm and certify in the Compliance System that:

•	The pre-populated personal holdings of Reportable Securities reflected in your Annual Holdings Report represent all of your holdings of Reportable Securities as of a date no more than 45 days prior to the date you submit your certified Annual Holdings Report, and

•	The list of your Personal Trading Accounts in your certified Annual Holdings Report is accurate.

However, if any portion of your Annual Holdings Report is not accurate or complete, you must in the Compliance System:

•	Correct the inaccurate information, address any missing or incomplete information, and then

•	Confirm and certify that:
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o	Your personal holdings of Reportable Securities reflected in your revised certified Annual Holdings Report represent all of your holdings of Reportable Securities as of a date no more than 45 days prior to the date you submit your revised certified Annual Holdings Report, and

o	Your list of Personal Trading Accounts in your certified revised Annual Holdings Report is accurate.

For your holdings of Reportable Securities in Personal Trading Accounts that are not a custodial account at a bank, broker-dealer, or transfer agent, or do not have an electronic feed to the compliance system, you must in the Compliance System:

•	Manually add any missing Personal Trading Accounts or any missing personal holdings of Reportable Securities on your Annual Holdings Report, and then you must:

•	Confirm and certify that:

o	Your manually entered personal holdings of Reportable Securities as of a date no more than 45 days prior to the date you submit your revised certified Annual Holdings Report, and

o	Your manually entered list of Personal Trading Accounts in your revised certified Annual Holdings Report is accurate.
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EXHIBIT C

WEALTHFRONT, INC. WFAS LLC

CODE OF ETHICS - INSIDER TRADING POLICY

October 24, 2017

Why we have an insider trading policy Key Terms and Concepts

Penalties for Insider Trading

Procedures to Implement the Firm’s Policies against Insider Trading Identify Material, Nonpublic Information

Avoid Using or Disclosing Material, Nonpublic Information

Employee or Family Member Serving as Director, Officer or Consultant Preventing Insider Trading

Detecting Insider Trading

Inside Information Regarding Publicly-Traded Funds

Why we have an insider trading policy

The Company must establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information (inside information) by Wealthfront or any person associated with the Company. This includes trading on the information or tipping others as to the information. It is the Company’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

The general antifraud provisions of the federal securities laws, among other things, prohibit insider trading, which has been given high priority in SEC enforcement efforts. State laws generally correspond to the federal laws and impose additional obligations and liabilities.

The Company intends that its website information and analysis help investors to make informed investment decisions. It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, merely possessing, material, nonpublic information about such a security or its issuer. It is the Company’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so. Each Employee should review this Insider Trading Policy carefully. Any questions should be directed to the Company’s CCO or the Company’s General Counsel.

Although the law concerning insider trading is evolving, it generally prohibits:

●	Trading in securities by an insider while in possession of material, nonpublic information about the securities or the issuer of the securities;
●	Trading in securities by a non-insider while in possession of material, nonpublic information about the securities or the issuer of the securities, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; or
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●	Communicating material, nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Company forbids any of its Employees from trading on material, nonpublic information either personally or by placing a trade in a Client Account, communicating material, nonpublic information to others in violation of the law, or knowingly assisting someone engaged in these activities.

All information relating to the Company’s activities, including trades for Client Accounts, is proprietary and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Company. Such information should be treated as material, nonpublic information; that is, Employees must not trade on it in their Personal Trading Accounts.

Key Terms and Concepts

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with such company may be considered “temporary insiders” of such company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisors, investment bankers, lawyers or accountants retained to represent or assist a company on an ongoing basis or in major corporate transactions are such company’s insiders for purposes of insider trading laws. Employees who receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional) should not trade in such company’s securities in Personal Trading Accounts or Client Accounts and should not discuss the information with any other person without first consulting the Company’s CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers”; those who receive the information are called “tippees.” If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second-hand, third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade. If someone tips information to you, do not disclose the information to anyone except as required by this Statement. You and Wealthfront may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while in possession of certain nonpublic information is illegal if the information is “material.” Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company. It is information that, if generally known, would affect the market price of the security. Material information can relate to current events or possible future events. When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities. The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

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If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. When in doubt, assume information is material.

Information that you should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company’s securities. For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not. The information that Client Accounts are or will be purchasing a certain security should be considered material and not disclosed. You should refer any questions about whether certain information is material to the Company’s CCO or Designee.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders, generally by brokers and institutional analysts, such information would be considered public unless there is reason to believe that such information is confidential and came from an insider. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in wire services, newspapers of general circulation, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media. When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information. Employees should refer any questions about whether certain information has become public to the Company’s CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in securities. Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

Penalties for Insider Trading

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

●	civil injunction
●	disgorgement of the profit gained or the loss avoided
●	civil penalty of up to three times the profit gained or the loss avoided
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●	criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or
●	jail time of up to 20 years per violation

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage a firm’s reputation and an individual’s reputation and career. It is essential to avoid even the appearance of impropriety.

Procedures to Implement the Company’s Policies against Insider Trading

The Company has established procedures to help Employees avoid insider trading, and to help the Company to prevent, detect and impose sanctions against insider trading. Every Employee must follow these procedures.

Employees with any questions about the procedures should consult the Company’s CCO.

Identify Material, Nonpublic Information

You should carefully consider the following questions before trading for yourself or others in the securities of a company about which you may have received potential inside information:

●	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Could this information cause investors to change their trading?
●	Is the information nonpublic? To whom has it been provided? Has it been filed with the SEC? Has it been effectively communicated to the marketplace by being published in general circulation or appearing on the wire services or electronic media?

Avoid Using or Disclosing Material, Nonpublic Information

If you believe that you may possess material, nonpublic information, or believe the Company’s activities may have created material, nonpublic information, you should take the following steps:

Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of Personal Trading Accounts, Client Accounts, or accounts of other relatives, business associates, or friends.

Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Immediate Family members and other relatives, business associates and friends. Do not

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make any comment about the company that could in any way be interpreted as a recommendation. Do not solicit anyone to buy or sell the securities of the company in question.

Do not discuss the material, nonpublic information with anyone except as required by this Policy. Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where the information may be overheard.

Employee or Immediate Family Member Serving as Director, Officer or Consultant

From time to time, an Employee or an Immediate Family member of an Employee may serve as a director, officer or consultant for a company the securities of which may be traded in a Client Account, or otherwise be subject to blackout periods or other restrictions on trading in the securities of such a company. In that case, the Employee must disclose the name of such company to the Company and take additional precautions to prevent inadvertent violations of this Statement and to avoid the appearance of impropriety.

Preventing Insider Trading

To prevent insider trading, the Company takes steps, such as adopting and implementing this Policy, to familiarize Employees with the nature of insider trading and with the Company’s policies and procedures relating to insider trading. The Company also reviews this Policy on a regular basis and update it as necessary. The Company has designated the Company’s CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping. The Company will help Employees to determine whether information is material and nonpublic.

Detecting Insider Trading

To detect insider trading, the Company has adopted the policies and procedures relating to personal securities transactions by Employees and Immediate Family members set forth above in the Code. You should direct any questions about this Policy or how it applies in particular situations to the the Company’s CCO or designee.

Inside Information Regarding Publicly-Traded Funds

Insider trading laws also apply to publicly traded funds like ETFs or Funds. Thus, Employees who become aware of material, nonpublic information regarding publicly traded funds are subject to insider trading procedures, as contained in this Statement. This situation is most likely to come about in connection with the ETFs that are managed by Wealthfront.

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EXHIBIT D

WEALTHFRONT, INC. WFAS LLC

CODE OF ETHICS – RECORDKEEPING

October 24, 2017

The Company must, at its principal place of business, maintain records in respect of the Code in the manner and to the extent set out in this Exhibit D, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

•      A copy of each version of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•	A copy of each report made by an Access Person as required by Section III above, including any information provided in lieu of the holdings and transactions reports under Section III, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A record of all Access Persons of the Company or of a Fund, currently or within the past five years, who are or were required to make holdings or transaction reports pursuant to Section III, or who are or were responsible for reviewing these reports, maintained in an easily accessible place; and

•	A copy of report of the Company to a Fund board of directors required by Rule 17j- 1(c)(2)(ii) must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

The Company also must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of the Company or of a Fund of shares offered in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

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EXHIBIT E

WEALTHFRONT, INC. WFAS LLC

CODE OF ETHICS – VIOLATION REPORT FORM

October 24, 2017

“Company” means either Wealthfront Inc. (“Wealthfront”) or its wholly-owned subsidiary, WFAS LLC (“WFAS”) or both as the context requires.

Submitted To: The Company’s9 General Council and Chief Compliance Officer

OR If violations pertain to the Company’s CCO or General Counsel:

Submitted To:

Company CCO OR Company General Counsel

AND Company Executive Officer ____________________________

Violation regarding:

Laws, Rules and/or Regulations Company Policies and Procedures

Code of Ethics Accounting or Audit Policies and Procedures

Please provide a description of the violation or anticipated violation:

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I am submitting this report in good faith and have a reasonable belief that a Violation has occurred or is likely to occur.

I would not like to remain anonymous1 (optional)

1 The Company will maintain anonymity except as reasonably necessary to conduct an investigation or to comply with a reasonable disclosure request of a court, governmental authority or agency

Date: __________________ , 20

Signature

Name ________________________________